PROSPECTUS Dated November 10, 2004                            Amendment No. 1 to
PROSPECTUS SUPPLEMENT                               Pricing Supplement No. 75 to
Dated November 10, 2004                    Registration Statement No. 333-117752
                                                           Dated August 16, 2005
                                                                  Rule 424(b)(3)

                                [MORGAN STANLEY]

                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                           Senior Floating Rate Notes

                               -----------------

     We, Morgan Stanley, may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

     We may increase the principal amount prior to the original issue date, but we are not required to do so.


Principal Amount:             U.S. $51,600,000

Maturity Date:                September 2, 2008

Settlement Date
 (Original Issue
 Date):                       September 2, 2005

Interest Accrual Date:        September 2, 2005

Issue Price:                  100%

Underwriter's
 Discounts and
 Commissions:                 .25%

Proceeds to
 Company:                     99.75%

Interest Payment
 Dates:                       The 2nd of each month, beginning October 2, 2005

Interest Payment
 Period:                      Monthly

Base Rate:                    CMT Rate, with a Designated CMT Maturity Index of
                              2 years

Spread
 (Plus or Minus):             Plus .15%

Day Count Fraction:           30/360

Index Maturity:               N/A

Maximum Interest
 Rate:                        N/A

Minimum Interest
 Rate:                        0.00%

Initial Interest
 Rate: To be determined on the second business day immediately preceding the original issue date of the notes.

Initial Interest Reset
 Date:                        October 2, 2005

Interest Reset Dates:         The 2nd of each month, beginning October 2, 2005,
                              whether or not such date is a business day


Interest Reset Period:        Monthly

Interest
 Determination
 Dates: Two business days prior to each interest reset date

Reporting Service:            The Base Rate shall be determined by reference to
                              Bloomberg Page H15T2Y, which page shall replace all references to Designated CMT Telerate Pages
                              7051 and 7052 in the accompanying prospectus supplement.

Book-Entry Note or
Certificated Note:            Book-entry note

Senior Note or
 Subordinated Note:           Senior note

Calculation Agent:            JPMorgan Chase Bank, N.A. (formerly known as
                              JPMorgan Chase Bank)

Minimum
 Denomination:                $1,000

Specified Currency:           U.S. dollars

Business Day:                 New York

CUSIP:                        61745ETC5

Other Provisions:             None

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

BLAYLOCK & COMPANY, INC.                               LOOP CAPITAL MARKETS, LLC

Supplemental Information Concerning Plan of Distribution

     On August 16, 2005, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.75%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .25% of the principal amount of the notes.

                                               Principal Amount of
                   Name                    Senior Floating Rate Notes
                   ----                    --------------------------

Morgan Stanley & Co. Incorporated.......        $50,568,000
Blaylock & Company, Inc.................        $   516,000
Loop Capital Markets, LLC...............        $   516,000
                                                -----------
       Total............................        $51,600,000
                                                ===========

     We expect to deliver the notes against payment therefor in New York, New York on September 2, 2005, which will be the thirteenth Business Day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the notes initially will settle in 13 Business Days (T+13), to specify alternative settlement arrangements to prevent a failed settlement.

                                      PS-2